Exhibit 99.1.

Matrixx Initiatives, Inc. Announces the Appointment of Lori Bush to the Board of Directors

Phoenix, Oct. 8, 2004

Matrixx Initiatives, Inc. (Nasdaq: MTXX) developer and distributor of the expanding line of Zicam® products, today announced the appointment of marketing veteran Lori Bush to the Company’s Board of Directors. The appointment is effective October 8, 2004 and increases the total number of directors on the board to seven.

Ms. Bush has served as President of Nu Skin a division of Nu Skin Enterprises since May 2001 after serving as Vice President of Marketing there since February 2000. In 2003, Bush was appointed to the Executive Committee of Nu Skin Enterprises (NYSE: NUS), a publicly traded direct selling company with 2003 revenues of $960 million that markets premium quality personal care and nutrition products through a global network of over 750,000 sales representatives. Prior to joining Nu Skin, she worked at Johnson & Johnson Consumer Products Companies as the worldwide executive director over skin care ventures from May 1998 to February 2000. She also served as vice president of professional marketing at Neutrogena Corporation. Ms. Bush holds a MBA from Temple University and a Bachelor of Science from Ohio State University

“We are pleased to welcome Ms. Bush to the Matrixx Board of Directors,” said Carl J. Johnson, President and Chief Executive Officer. “Lori brings immense talent and experience to the Board of Directors and we are fortunate to add a director with a robust background in consumer products and marketing.”

About Matrixx Initiatives, Inc.

Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables; Zicam Cold Remedy Oral Mist; and Zicam Cold Remedy RapidMelts; Zicam Allergy Relief; Zicam Cold Remedy Swabs; Zicam Kids Size Cold Remedy Swabs; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist products for the 2004-2005 cough/cold season. For more information regarding Matrixx products, go to www.zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8888, bbarba@matrixxinc.com. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.